UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2025

Verrica Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38529	46-3137900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 W. Gay St., Suite 400 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 453-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	VRCA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Charles Frantzreb as Director

On December 26, 2025, the Board of Directors (the “Board”) of Verrica Pharmaceuticals Inc. (the “Company”) appointed Charles Frantzreb to serve as a director of the Company effective immediately. Dr. Frantzreb will serve as a Class III director whose initial term is scheduled to expire at the 2027 annual meeting of stockholders. Dr. Frantzreb was designated for service on the Board by Caligan Partners LP (“Caligan”) pursuant to that certain Securities Purchase Agreement, dated as of November 23, 2025 by and among the Company and certain institutional investors party thereto. Additional information about Dr. Frantzreb is set forth below.

Charles Frantzreb, age 36, has served as a Partner at Caligan, a therapeutics-dedicated investment firm, since December 2024. Prior to joining Caligan, Dr. Frantzreb served as a Senior Analyst at Great Point Partners, a healthcare-dedicated long/short hedge fund, from 2020 to November 2024, where he covered oncology investments for the firm. Prior to Great Point Partners, he worked as an equity research associate at Piper Sandler from 2018 to 2020. Dr. Frantzreb earned his M.D. from the University of Pennsylvania and his B.A. from Cornell University.

There is no family relationship between Dr. Frantzreb and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Dr. Frantzreb requiring disclosure under Item 404(a) of Regulation S-K. Dr. Frantzreb has entered into the Company’s standard form of indemnification agreement.

Equity Compensation Matters

On December 23, 2025, the Compensation Committee of the Board approved the grant of options to the Company’s employees and management, including Jayson Rieger, the Company’s President and Chief Executive Officer, and approved the grant of restricted stock units to John Kirby, the Company’s Interim Chief Financial Officer, pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 Plan”). The Compensation Committee determined such grants are appropriate to provide long-term incentives that align the interests of the Company’s employees with the interests of stockholders. In making its decision, the Compensation Committee considered: (i) the ownership percentage in the Company for Dr. Rieger, Mr. Kirby and the Company’s other officers based on total shares outstanding (inclusive of shares underlying pre-funded warrants) is significantly less than amounts owned by such officers at peer companies; (ii) the impact of the loss of any employee, especially members of management, on the Company’s ability to execute its corporate objectives; and (iii) the recent financing activities of the Company and the total shares outstanding, inclusive of shares underlying pre-funded warrants.

For Dr. Rieger, the Compensation Committee approved the grant of options to purchase 512,269 shares of common stock with a grant date of December 23, 2025. The options have an exercise price of $8.21, equal to the closing price of the Company’s common stock on December 23, 2025, and are scheduled to vest upon both of the following two conditions being met: (1) the Company’s stockholders approving an amendment to the 2018 Plan to increase the number of shares eligible for issuance pursuant to the 2018 Plan; and (2) (i) 50% of the shares vest on the date that the closing sales price per share of the Company’s Common Stock as reported on The Nasdaq Capital Market equals at least $15.00, and (ii) the remaining 50% of the shares vest on the date that the closing sales price per share of the Company’s Common Stock as reported on The Nasdaq Capital Market equals at least $25.00, subject to Dr. Rieger’s continuous service with the Company as of each applicable vesting date. For Mr. Kirby, the Compensation Committee approved the grant of fully vested restricted stock units for 10,000 shares of common stock with a grant date of December 23, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verrica Pharmaceuticals Inc.

Date: December 30, 2025	/s/ John J. Kirby
John J. Kirby
Interim Chief Financial Officer